Exhibit 10.3
QORVO, INC.
AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT
THIS AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT (the “Agreement”) is entered into effective as of [] (the “Effective Date”), by and between QORVO, INC., a Delaware corporation (the “Company”), and [•] (the “Executive”).
WHEREAS, the Executive is currently employed by the Company or one of its Affiliates (as defined in Section 2(a) below);
WHEREAS, the Company considers the establishment and maintenance of a sound and vital management group to be essential to protecting and enhancing the best interests of the Company and its stockholders;
WHEREAS, the Company has determined that the best interests of the Company and its stockholders will be served by reinforcing and encouraging the continued dedication of the Executive to his or her assigned duties without distractions arising from a potential change in control of the Company;
WHEREAS, this Agreement is intended to remove such distractions and to reinforce the continued attention and dedication of the Executive to his or her assigned duties; and
WHEREAS, this Agreement amends and restates in its entirety the Change in Control Agreement entered into effective as of [] by and between the Company and Executive (the “Prior Agreement”).
NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby agree as follows:
1.Term of Agreement. This Agreement shall become effective on the Effective Date and shall continue in effect for a term (the “Term”) commencing on the Effective Date and ending on the earliest to occur of (a) the first anniversary of the Effective Date, if no Change in Control (as defined in Section 2(b) below) has occurred before that date; provided, however, that the Term shall automatically be extended for an additional one year unless, not later than the date that is ninety (90) days before the expiration of the Term then in effect, the Company shall have given notice to the Executive that it does not wish to extend this Agreement, provided that such notice may not be delivered during the Termination Period (as defined in Section 3(a) below); (b) the termination by either party of the Executive’s employment with the Company for any reason during the period commencing on the Effective Date and ending prior to the Termination Period; (c) the termination, during the Termination Period, of the Executive’s employment with the Company by the Executive for any reason other than a Qualifying Termination (as defined in Section 3(a) below); or (d) the two-year anniversary of a Change in Control; provided that the Company and the Executive have fulfilled of all of their obligations hereunder. Notice by the Company of its intention not to extend the Term and its expiration at the end of the Term shall not constitute termination of employment and the Executive shall not be entitled to the payment of benefits under Section 4 unless he or she is otherwise entitled to such benefits pursuant to the terms herein. Furthermore, nothing in this Section 1 shall cause this Agreement to terminate before both the Company and the Executive have fulfilled all of their obligations hereunder.

Exhibit 10.3
2.Change In Control.
(a)No compensation shall be payable under this Agreement unless and until (i) there has been a Change in Control of the Company and (ii) the Executive’s employment by the Company is terminated during the Termination Period under circumstances specified in Section 3(e) or 3(f). For the purposes of the Agreement, (i) the Executive shall be deemed to be an “employee of the Company” if he or she is an employee of the Company or any of its Affiliates, (ii) if the context requires, references to the “Company” shall include the Company’s Affiliates, and (iii) an “Affiliate” of the Company shall mean a corporation or other entity a majority of the voting securities of which is beneficially owned by the Company, or any other corporation or other entity controlling, controlled by or under common control with the Company.
(b)For the purposes of this Agreement, a “Change in Control” shall (except as may be otherwise required, if at all, under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all guidance promulgated thereunder, including the final Treasury Regulations (collectively, “Code Section 409A”)) be deemed to have occurred on the earliest of the following dates; provided that, in the event of any conflict between the definition of Change in Control provided herein and the definition of “Change of Control” set forth in the Qorvo, Inc. Amended and Restated 2022 Stock Incentive Plan (the “Equity Plan”) as in effect as of the Effective Date, the definition in the Equity Plan shall control:
(i)The date any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the total voting power of the Company’s then outstanding voting stock;
(ii)The date of the consummation of (A) a merger, consolidation, recapitalization or reorganization of the Company (or similar transaction involving the Company), in which the holders of the common stock immediately prior to the transaction have voting control over less than fifty percent (50%) of the voting securities of the surviving corporation immediately after such transaction, or (B) the sale or disposition of all or substantially all the assets of the Company;
(iii)The date there shall have been a change in the composition of the Board of Directors of the Company (the “Board”) within a 24-month period, such that the individuals who were in office at the beginning of the 24-month (the “Existing Board”) cease to constitute a majority of the Board; provided that each new director whose nomination for election by the Company’s stockholders or appointment (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) was approved by the vote of two-thirds or more of the members of the Board (or a committee of the Board, if nominations are approved by a Board committee rather than the Board) shall be considered as though such individual were a member of the Existing Board; or
(iv)The date on which the stockholders of the Company approve of a complete liquidation or dissolution of the Company to the extent that stockholder approval is required by applicable law.
(For the purposes herein, the term “person” shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company, a

Exhibit 10.3
subsidiary of the Company or any employee benefit plan(s) sponsored or maintained by the Company or any subsidiary thereof, and the term “beneficial owner” shall have the meaning given the term in Rule 13d-3 under the Exchange Act.)
For the purposes of clarity, a transaction shall not constitute a Change of Control if its principal purpose is to change the state of the Company’s incorporation, create a holding company that would be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction or is another transaction of other similar effect.
3.Termination Following Change In Control.
(a)Qualifying Termination. The Executive shall be eligible for the payments provided in Section 4 herein upon the termination of the Executive’s employment with the Company within the “Termination Period” (as defined below) (i) by the Company without Cause pursuant to Section 3(e) hereof or (ii) by the Executive with Good Reason pursuant to Section 3(f) hereof. A termination of Executive’s employment pursuant to the immediately preceding sentence shall be referred to herein as a “Qualifying Termination”; provided that the Executive has complied with his or her obligations under this Agreement. For the avoidance of doubt, a Qualifying Termination shall not occur, and the Executive shall not be eligible for any payments under this Agreement, if Executive’s termination of employment is as a result of (i) the Executive’s death (except under circumstances set forth in Section 3(b)(ii) herein); (ii) the Executive’s Disability (as defined in Section 3(b) below); (iii) the Executive’s termination of employment by the Company for Cause; or (iv) the Executive’s decision to terminate employment other than for Good Reason, including, without limitation, Executive’s decision to retire from the Company. For purposes of this Agreement, the “Termination Period” shall be the period commencing ninety (90) days prior to and ending twenty-four (24) months following the occurrence of the Change in Control.
(b)Death or Disability.
(i)Disability. In the event that the Executive’s employment terminates because of Disability at any time during the Term, the Company shall have no obligation or liability to the Executive pursuant to this Agreement by reason of such termination (except as may be otherwise provided in Section 4(e) herein). For the purposes of this Agreement, “Disability” shall mean a physical or mental illness or injury that prevents the Executive from performing the essential functions of his or her duties (as they existed immediately before the illness or injury) on a full-time basis for a period of at least six (6) consecutive months. The Compensation Committee of the Board (the “Committee”) shall have authority to determine if a Disability exists.
(ii)Death. In the event that the Executive’s employment terminates because of the death of the Executive at any time during the Term, the Company shall have no obligation or liability to the Executive or his or her legal representatives pursuant to this Agreement by reason of such termination (except as may be otherwise provided in Section 4(e) herein); provided, however, that notwithstanding Section 3(a), the Executive’s legal representatives shall be entitled to the payments described in Section 4 and Executive’s termination of employment due to death shall constitute a Qualifying Termination for purposes of this Agreement in the event that the Executive’s death occurs following a delivery by the Company of a Notice of Termination without Cause or a delivery by Executive of a Notice of Good Reason for which the condition constituting Good Reason remains uncured by the Company.

Exhibit 10.3
(c)Executive’s Voluntary Termination of Employment Other Than for Good Reason. In the event that the Executive voluntarily terminates his or her employment at any time during the Term for any reason other than for Good Reason, including, without limitation, retirement, the Company shall have no obligation or liability to the Executive pursuant to this Agreement by reason of such termination (except as may be otherwise provided in Section 4(e) herein).
(d)Cause.
(i)If the Executive’s employment with the Company is terminated by the Company for Cause at any time during the Term, the Company shall have no obligation or liability to the Executive pursuant to this Agreement by reason of such termination (except as may be otherwise provided in Section 4(e) herein).
(ii)For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following:
(A)The willful and continued failure of the Executive to perform his or her duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or any such failure after the Executive has received a Notice of Termination without Cause by the Company or has delivered a Notice of Termination for Good Reason to the Company) which has not been corrected within thirty (30) days after a written demand for performance is delivered to the Executive by the Committee which specifically identifies the manner in which the Committee believes that the Executive has not substantially performed the Executive’s duties;
(B)The Executive’s willfully or recklessly engaging in conduct that materially damages the business or reputation of Company or any Affiliate;
(C)The conviction of the Executive by a court of competent jurisdiction of, or a plea by the Executive of “guilty” or “no contest” to, a felony, or any misdemeanor that involves moral turpitude;
(D)The Executive’s engaging in any act of fraud, theft, misappropriation or embezzlement to the material detriment of the Company;
(E)Any willful diversion by the Executive of a material business opportunity from the Company for his or her own personal benefit without written consent of the Committee that continues for a period of thirty (30) days after written notice from the Company to the Executive;
(F)Any willful breach by the Executive of a material term of this Agreement (including but not limited to, any covenant contained in Section 9 of this Agreement) that continues for a period of thirty (30) days after written notice from the Company to the Executive;
(G)The repeated use of alcohol by the Executive or the illegal use by the Executive of a “controlled” substance (as defined in the North Carolina Controlled Substance Act, N.C. Gen. Stat., Chapter 90, Section 86 to 113.8), in either case in a manner that materially interferes with the performance of his or her duties; or

Exhibit 10.3
(H)Any willful and material violation of any provision of the Company’s Corporate Governance Guidelines, the Company’s Code of Business Conduct and Ethics or other similar codes, policies and guidelines adopted from time to time by the Company (including, but not limited to, those policies related to equal employment opportunity and harassment).
For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that the Executive’s action or omission was in the best interests of the Company. For the avoidance of doubt, Cause shall not be triggered solely as a result of the Executive’s Disability or termination as a result thereof.
(e)Without Cause. The Company may terminate the Executive’s employment without Cause during the Termination Period.
(f)Good Reason. The Executive may terminate his or her employment for Good Reason during the Termination Period. For purposes of this Agreement, and subject to Section 3(g), “Good Reason” shall mean any of the following:
(i)Any material, adverse change in the Executive’s title, status, position, scope of assigned duties, responsibilities or authority, including the assignment to the Executive of any duties, responsibilities or authority inconsistent with the duties, responsibilities and authority assigned to the Executive prior to a Change in Control (including any such diminution resulting from a transaction in which the Company is no longer a public company);
(ii)Any material reduction by the Company of the Executive’s base salary as in effect immediately prior to the Change in Control, other than a reduction in accordance with the Executive’s written consent;
(iii)Any failure by the Company to continue the Executive’s ability to participate, at levels at least equal to those in effect at the start of the Termination Period, in (A) the Company’s equity-based compensation plans established for the benefit of key employees (in each case, to the extent the Executive was eligible to participate in such plan), (B) the Company’s Short-Term Incentive Plan or successor cash incentive compensation plan (collectively, the “Incentive Plan”) (to the extent the Executive was eligible to participate in such plan), or (C) any tax-qualified retirement plans sponsored by the Company for the benefit of its employees and any non-qualified deferred compensation plans or arrangements sponsored by the Company for the benefit of certain key employees (to the extent the Executive was eligible to participate in such plan); provided, however, that (X) a reduction in the Executive’s Incentive Plan payments due to the failure to attain certain performance-based objectives, (Y) a reduction in the Executive’s benefits due to the Company’s decision to discontinue the availability of or modify or amend any plan or arrangement for similarly situated officers or similarly situated employees, as the case may be (and not the Executive singly) or (Z) the substitution for any incentive or bonus plan of an alternate plan or arrangement having a reasonably equivalent opportunity to earn payments comparable to those earned under the current plans, shall not be deemed to constitute “Good Reason” under this Section 3(f)(iii);

Exhibit 10.3
(iv)A Company-mandated relocation of the Executive’s principal place of employment or principal residence by more than 50 miles immediately prior to the Change in Control, without Executive’s express written consent;
(v)Any failure of the Company without the Executive’s written consent to obtain the assumption of this Agreement by any successor or assignee of the Company (and parent corporation of such successor or assignee, if applicable), as provided in Section 11(a) herein; or
(vi)Any material breach by the Company of any material provision of this Agreement or any other material agreement between the Company and the Executive.
(g)Notice of Good Reason. Notwithstanding Section 3(f), in order for an event to constitute Good Reason under this Agreement, the following requirements must be satisfied: (i) within the ninety (90) day period immediately following the date on which the Executive first becomes aware of the occurrence of such event which is alleged to constitute Good Reason, the Executive shall deliver to the Company a written notice which shall indicate the specific event(s) giving rise to the Good Reason provisions relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for Good Reason termination of the Executive’s employment under the provisions so indicated (the “Notice of Good Reason”), (ii) the Company shall then have thirty (30) days from the date of receipt of such Notice of Good Reason to effect a cure of the condition constituting Good Reason (the “Cure Period”), and (iii) the Company fails to cure the condition constituting Good Reason within such Cure Period. If the Notice of Good Reason is also intended to serve as a Notice of Termination (as defined below), the requirements for such Notice of Termination as set forth in Section 3(g) herein must also be satisfied. Any determination of Good Reason by the Executive following a Change in Control shall be conclusive.
(h)Notice of Termination. Any termination of the Executive’s employment (i) by the Company due to Disability or with or without Cause, or (ii) by the Executive for Good Reason shall be communicated by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated. For purposes of this Agreement, no such purported termination by the Company or the Executive shall be effective without such Notice of Termination.
(i)Date of Termination. “Date of Termination” shall mean, (i) if the Executive is terminated by the Company for Disability, thirty (30) days after Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such thirty (30)-day period); (ii) if the Executive dies, the date of the Executive’s death; (iii) if the Executive is terminated by the Company for any other reason, including without Cause, the date on which a Notice of Termination is given; (iv) if the Executive terminates for Good Reason, the date set forth in the Notice of Termination; or (v) if the Executive terminates other than for Good Reason, the date on which a Notice of Termination is given, unless the Company and the Executive mutually agree that the Date of Termination shall be another date.
4.Payment of Compensation upon Termination of Employment.
(a)General Release. Payment of any payments or benefits under this Agreement is subject to, and conditioned upon, the execution and non-revocation by Executive (or his or her legal

Exhibit 10.3
representatives) of a Waiver and Release (as defined in Section 21) in accordance with Section 21. Notwithstanding anything to the contrary in this Agreement, no payments under this Section 4 shall be made until such Waiver and Release becomes effective, and if the period during which the Executive may execute the Waiver and Release begins in one calendar year and ends in the next calendar year, then the payments will not commence until the second calendar year, and any such payments that are delayed will instead be made in the first payroll period to occur after the effective date of the Waiver and Release and the start of the second calendar year (if applicable).
(b)Cash Payments. If, during the Termination Period, the employment of the Executive shall terminate pursuant to a Qualifying Termination, then the Company shall provide to the Executive the following cash payments:
(i)Within sixty (60) days following the Date of Termination, a lump-sum cash amount equal to a pro rata portion of the Executive’s bonus under the Incentive Plan for the relevant performance period in which the Executive’s Date of Termination occurs in an amount at least equal to (A) the Executive’s Bonus Amount (as defined below), multiplied by (B) a fraction, the numerator of which is the number of days in the relevant performance period in which the Date of Termination occurs through the Date of Termination and the denominator of which is the total number of days in the relevant performance period, to the extent such pro rata bonus is not theretofore paid or deferred. The lump-sum cash payment to be made to the Executive pursuant to this Section 4(b)(i) is a separate payment intended to be exempt from Code Section 409A, under the exemption found in Regulation Section 1.409A-(b)(4) for short-term deferrals.
(ii)Within sixty (60) days following the Date of Termination, a lump-sum cash severance benefit (the “Severance Benefit”) equal to the sum of (A) [1.5][2] times the Executive’s highest annual rate of base salary during the 12-month period immediately prior to Executive’s Date of Termination (disregarding any reduction in base salary in place following a Change in Control), plus (B) [1.5][2] times the Executive’s Bonus Amount. The lump-sum cash payment to be made to the Executive pursuant to this Section 4(b)(ii) is a separate payment intended to be exempt from Code Section 409A, under the exemption found in Regulation Section 1.409A-(b)(4) for short-term deferrals.
(iii)For purposes of this Section 4(b), “Bonus Amount” shall mean the Executive’s target bonus opportunity for the relevant performance period as defined in the Incentive Plan for the period in which his or her Date of Termination occurs (disregarding any reduction in target bonus opportunity in place following a Change in Control). In the event that bonus opportunities are determined other than on an annual basis, the bonus opportunity shall be annualized or otherwise adjusted as appropriate to determine the target annual bonus opportunity.
(iv)Notwithstanding anything in this Section 4(b) to the contrary, in the event that the Executive’s Qualifying Termination occurs during the Termination Period but prior to a Change in Control, (i) the amounts payable pursuant to this Section 4 shall not be paid until the occurrence of, and shall be paid within thirty (30) days following, such Change in Control and (ii) without limiting the generality of Section 8(c), such amounts shall be offset by the amount of any severance payments which may have been previously paid to the Executive pursuant to an arrangement which provides for severance payments in connection with a termination of employment unrelated to a Change in Control.
(c)Continued Coverage. If, during the Termination Period, the employment of the Executive shall terminate pursuant to a Qualifying Termination, the Executive shall receive:

Exhibit 10.3
(i)If the Executive timely and properly elects continuation coverage under the Company’s health care plan (the “Company Health Care Plan”) pursuant to Code Section 4980B and Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), during the Coverage Period (as defined below) the Company shall reimburse the Executive for the difference between the monthly COBRA premium actually paid by the Executive for the level of continuation coverage elected (e.g., individual coverage, individual plus spouse coverage or family coverage), and the monthly premium amount required to be paid by active employees for the same level of coverage under the Company Health Care Plan. Alternatively, in the Company’s discretion, during the Coverage Period, the Company shall be permitted to subsidize on the Executive’s behalf the difference between the monthly COBRA premium actually paid by the Executive for the level of continuation coverage previously elected (e.g., individual coverage, individual plus spouse coverage or family coverage), and the monthly premium amount required to be paid by active employees for the same level of coverage under the Company Health Care Plan. (For clarity, the Executive may elect continuation coverage that is at the same level of or lesser than the level of coverage the Executive received immediately prior to termination.) If reimbursed to the Executive, such reimbursement shall be paid to the Executive periodically in accordance with the normal payroll practices of the Company. The Executive’s right to receive COBRA coverage pursuant to this Section 4(c) (whether subsidized or reimbursed) shall terminate upon the earliest of: (i) the conclusion of the eighteen (18)-month period beginning with the month after the month in which the Date of Termination of a Qualifying Termination occurs, (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive receives substantially similar coverage from another employer-provided or group plan which may be a plan of his or her new employer or his or her spouse’s employer (the “Coverage Period”).
(ii)In addition to the payments or benefits provided pursuant to clause (i) of this Section 4(c) (as applicable, the “Coverage Amounts”), the Company shall pay to the Executive an annual special payment equal to the amount necessary to pay any federal income tax, state income tax or other tax imposed upon the Executive as a result of the Coverage Amounts. For purposes of determining the amount of the annual special payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation for individuals in the calendar year in which the Coverage Amounts result in federal income taxes to the Executive. In addition, the Executive shall be deemed to pay state income taxes at a rate determined in accordance with the following formula:
(1 - (highest marginal rate of federal income taxation for individuals)) X (highest marginal rate of income tax in the state in which the Executive is domiciled for individuals in the calendar year in which the special bonus is paid).
The amount of the annual special payment shall be determined by the Company’s outside independent accountants. The determination of the accounting firm shall be final and binding on the Company and the Executive. The annual special payment shall be paid to the Executive in a single lump sum payment on or prior to December 31 of each calendar year during which the Coverage Amounts result in federal income taxes to the Executive.
(iii)The Executive’s accrued benefits under any other of the Company’s employee benefit plans shall be paid to the Executive in accordance with the terms of such plans.

Exhibit 10.3
(d)Stock Awards. If, during the Termination Period, the employment of the Executive shall terminate pursuant to a Qualifying Termination, then the following shall apply with respect to any stock-based awards granted by the Company:
(i)Stock Options and Stock Appreciation Rights. All Company stock options, stock appreciation rights or similar stock-based awards held by the Executive will be accelerated and exercisable in full as of the Date of Termination, without regard to the exercisability or vesting of such awards prior to the Date of Termination.
(ii)Restricted Stock, Restricted Stock Units and Performance Awards. All restrictions on any restricted stock awards, restricted stock units, performance stock awards or similar stock-based awards granted by the Company, including without limitation any vesting or performance criteria, held by the Executive as of the Date of Termination shall be removed and such awards shall be deemed vested and earned in full, with any performance-based awards deemed earned at the greater of target levels or actual performance as measured through the date of the Change in Control (as determined by the Committee in its discretion).
Notwithstanding anything in this Agreement to the contrary, the Executive shall be entitled to the greater of the benefits provided in this Agreement and any award agreement governing the Executive’s stock-based awards with respect to the treatment of such awards in connection with a Change in Control.
(e)Payments Due to Termination Other Than Qualifying Termination. If, during the Termination Period or otherwise, the Executive shall terminate other than by reason of a Qualifying Termination, then the Company shall pay to Executive within thirty (30) days following the Date of Termination (or such earlier date, if any, as may be required under applicable wage payment laws) a lump-sum cash amount equal to the sum of (i) Executive’s accrued but unpaid base salary through the Date of Termination and any bonus amounts which have become payable, to the extent not theretofore paid or deferred, and (ii) any accrued vacation pay, to the extent not theretofore paid. The Company may make such additional payments, and provide such additional benefits, to Executive as the Company and Executive may agree in writing. The Executive’s accrued benefits as of the Date of Termination under the Company’s employee benefit plans shall be paid to Executive in accordance with the terms of such plans.
5.Section 280G.
(a)Notwithstanding any other provision under this Agreement, in the event that the Executive becomes entitled to receive or receives any payments or benefits under this Agreement or under any other plan, agreement, program or arrangement with the Company or any Affiliate of the Company (collectively, the “Payments”), that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G of the Code and the Treasury regulations promulgated thereunder (“Code Section 280G”) and it is determined that, but for this Section 5(a), any of the Payments will be subject to any excise tax pursuant to Code Section 4999 or any similar or successor provision (the “Excise Tax”), the Company shall promptly notify the Executive of such determination, and shall pay to the Executive either (i) the full amount of the Payments or (ii) an amount equal to the Payments reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Code Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by the Executive, on an after-tax basis (with consideration of all taxes incurred in connection with the Payments, including the Excise Tax), of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax.

Exhibit 10.3
(b)Unless the Executive and the Company otherwise agree in writing, any determination required under this Section 5 will be made by an independent nationally recognized public accounting firm that is reasonably acceptable to the Executive, which is engaged and paid for by the Company prior to the consummation of a Change in Control, which accounting firm shall in no event be the accounting firm for the entity seeking to effectuate the Change in Control (the “Tax Advisor”), which determination shall be certified by the Tax Advisor and set forth in a certificate delivered to the Executive not less than ten (10) business days prior to the Change in Control setting forth in reasonable detail the basis of the Tax Advisor’s calculations (including any assumptions that the Accountant made in performing the calculations). In connection with making determinations under this Section 5, the Tax Advisor shall take into account any positions to mitigate any excise taxes payable under Section 4999 of the Code, such as the value of any reasonable compensation for services to be rendered by the Executive before or after the Change in Control, including any amounts payable to the Executive following termination of employment with respect to any non-competition provisions that may apply to the Executive, and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.
(c)In the event that Section 5(a) applies and a reduction is required to be applied to the Payments thereunder, the Payments shall be reduced by the Company in a manner and order of propriety that provides the Executive with the largest net after-tax value; provided, that payments of equal after-tax present value shall be reduced in the reverse order of payment. Notwithstanding anything to the contrary herein, any such reduction shall be structured in a manner intended to comply with the requirements of Code Section 409A.
6.Withholding. The Company shall withhold from any amount payable to the Executive (or to his or her beneficiary or estate or any other person) hereunder all federal, state, local, foreign or other taxes that are required to be withheld pursuant to any applicable law, rule or regulation.
7.No Right to Continued Employment. Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company or any of its Affiliates, and if Executive’s employment with the Company or an Affiliate shall terminate prior to a Change in Control, Executive shall have no further rights under this Agreement (except as otherwise provided hereunder); provided, however, that, notwithstanding the foregoing, any termination of Executive’s employment during the Termination Period shall be subject to the provisions of this Agreement.
8.Offset; No Obligation to Mitigate Damages; Other Company Severance Plans.
(a)Offset. The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be subject to, and (subject to any Code Section 409A considerations) may be reduced by the amount related to, any right of set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive, including but in no way limited to the provisions of Section 9(h).
(b)No Obligation to Mitigate. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment (except as otherwise provided in Section 4(c) with respect to the payment of welfare plan benefits).
(c)Other Company Severance Plans. The Executive acknowledges and agrees that he or she shall not be entitled to any other severance or similar payments or benefits available under any

Exhibit 10.3
other severance plan, program, policy, agreement or arrangement of the Company or with respect to which the Executive is a party as a result of the Executive’s Qualifying Termination hereunder. If the Executive is entitled to any severance or similar payments or benefits outside of this Agreement (by operation of law or otherwise), the payments and benefits received under this Agreement will be reduced by the value of the severance or similar payments or benefits that the Executive receives under such other arrangement.
9.Confidentiality; Competition; Solicitation.
(a)Covenants of Executive. The Company and the Executive recognize that the Executive’s services are special and unique and that the provisions herein for compensation under Section 4 are partly in consideration of and conditioned upon the Executive’s compliance with the covenants contained in this Section 9. Accordingly, during the Term and, except as otherwise provided in this Section 9, following the Executive’s termination of employment, the Executive shall be subject to the covenants contained in this Section 9, in each case subject to the Executive’s protected rights set forth in Section 9(l).
(b)Assistance in Litigation. Subject to the Executive’s protected rights set forth in Section 9(l), the Executive shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any investigation, inquiry, litigation or other proceeding in which it is or may become involved, and which arises out of facts and circumstances known to the Executive (and without regard to whether the Executive is a party thereto), provided that such assistance shall not conflict or unreasonably interfere with the Executive’s post-Date of Termination personal or professional commitments or obligations. The Company shall promptly reimburse the Executive for his or her out-of-pocket expenses incurred during his or her lifetime in connection with the fulfillment of his or her obligations under this Section 9(b), but in any event no later than forty-five (45) days following the month in which the expense was incurred. The expenses eligible for reimbursement under this Section 9(b) in any calendar year shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided to the Executive in any other calendar year. The Executive’s rights under this Section 9(b) shall not be subject to liquidation or exchange for any other benefit.
(c)Confidentiality. As a consequence of his or her unique position as an officer of the Company, the Executive acknowledges and agrees that he or she has and will have broad access to confidential information, that confidential information has been and will in fact be developed by him or her in the course of performing his or her duties and responsibilities under this Agreement, and that confidential information furnishes a competitive advantage in many situations and constitutes, separately and in the aggregate, a valuable, special and unique asset of the Company. With respect to any non-competition, confidentiality, invention or similar agreement or agreements which may have been entered into between the Executive and the Company (or its Affiliates) (as such agreement or agreements may be further amended, modified or restated, collectively, the “Covenants Agreement”) and which, among other things, prohibits the Executive from the unauthorized disclosure of confidential information, subject to the Executive’s protected rights set forth in Section 9(l), the Executive agrees that the Covenants Agreement shall be a part of this Agreement and the terms and provisions of the Covenants Agreement are incorporated herein.
(d)Non-Disparagement. Subject to the Executive’s protected rights set forth in Section 9(l), the Executive shall not make any disparaging remarks, or any remarks that could reasonably

Exhibit 10.3
be construed as disparaging, regarding the Company, or its officers, directors, employees, stockholders, representatives or agents.
(e)Solicitation. The Executive acknowledges and confirms that, to the extent the Covenants Agreement prohibits him or her from soliciting the employees of the Company, the Executive agrees to be bound by such prohibition and the Covenants Agreement shall be a part of this Agreement and the terms and provisions of the Covenants Agreement incorporated herein.
(f)Non-Competition. The Executive acknowledges and agrees that the duties and responsibilities to be performed by him or her for the Company are of a special and unusual character which have a unique value to the Company, the loss of which cannot be adequately compensated by damages in any action in law. The Executive further acknowledges and agrees that the unique and proprietary knowledge and information possessed by, or which will be disclosed to, or developed by, the Executive in the course of his or her employment with the Company will be such that his or her breach of the covenants contained in this Section 9(f) would immeasurably and irreparably damage the Company regardless of where in the Restricted Area (as defined below) the activities constituting such breach were to occur. Thus, the Executive acknowledges and agrees that it is both reasonable and necessary for the covenants in this Section 9(f) to apply to the Executive’s activities throughout the Restricted Area and for the Restricted Period (as defined below). In recognition of the special and unusual character of the duties and responsibilities of the Executive and as a material inducement to the Company to continue to employ the Executive in this special and unique capacity, the Executive covenants and agrees that, during the Term and thereafter during the Restricted Period, the Executive shall not, on his or her own account or as an officer-level or executive-level employee or as a consultant to other officer-level or executive-level employees, directly or indirectly, in one or a series of transactions, engage in or be engaged in, within the Restricted Area, the Business (as defined below) or any business which is competitive with the Business. Notwithstanding the foregoing, the parties acknowledge and agree that Executive’s employment or engagement as an officer-level or executive-level employee or as a consultant to other officer-level or executive-level employees, of an affiliate, division or business unit of an entity that is not itself engaged in the Business or any business which is competitive with the Business will not violate this Section 9(f) even if another affiliate, business unit or division of such entity is so engaged in the Business or any business which is competitive with the Business. For purposes of this Section 9(f), the following terms shall have the following meanings:
(i)“Business” means any business engaged in, any service provided by, or any product produced by the Company, including, but not limited to, the business of designing, developing, manufacturing and marketing radio frequency components and system solutions for mobile devices, base station and network infrastructure, defense, power, automotive connectivity and smart home applications.
(ii)“Restricted Area” means worldwide, provided that if the foregoing shall be deemed by a court of competent jurisdiction to be overbroad as written, then “Restricted Area” shall mean any country the Company is conducting or planning to conduct business.
(iii)“Restricted Period” means the Term and the [eighteen (18)][twenty-four (24)]-month period following the Date of Termination for any reason.
(g)Removal of Materials. Subject to the Executive’s protected rights set forth in Section 9(l), during the Term and at any time thereafter, and except as may be required or deemed necessary or appropriate in connection with the performance by the Executive of his or her duties as an

Exhibit 10.3
employee of the Company, the Executive shall not copy, dispose of or remove from the Company any customer or client lists, software, computer programs or other digital intellectual property, books, records, forms, data, manuals, handbooks or any other papers or writings belonging to the Company.
(h)Failure to Comply. In the event that the Executive shall fail to comply with any provision of this Section 9, and such failure shall continue for ten (10) days following delivery of notice thereof by the Company to the Executive, the Company shall have and may exercise any and all rights and remedies available to the Company at law or otherwise, including but not limited to the right to terminate, suspend or recoup payments under Section 4 and/or Section 8(a) of this Agreement, the right to recover money damages, the right to exercise any other rights or remedies available at law to a non-breaching party and the right to seek an injunction from a court of competent jurisdiction enjoining and restraining the Executive from committing such violation. The Executive hereby agrees to submit to the equitable jurisdiction of any court of competent jurisdiction, without reference to whether the Executive resides or does business in that jurisdiction at the time such injunction is sought or entered.
(i)Reasonableness of Restrictions. The Executive and the Company have each carefully read the provisions of this Section 9 and, having done so, agree that the restrictions set forth in this Section 9 (including, but not limited to, the Restricted Period restriction and the Restricted Area restriction set forth in this Section 9) are fair and necessary to prevent the Executive from unfairly taking advantage of contacts established, nurtured, serviced, enhanced or promoted and knowledge gained during the Executive’s employment with the Company, and are necessary for the reasonable and proper protection of the Company’s interests. The Executive acknowledges that the covenants contained in this Section 9 will not cause an undue burden on the Executive. Notwithstanding the foregoing, in the event any part of the covenants set forth in this Section 9 shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of this Section 9 shall be declared by a court of competent jurisdiction to be overbroad as written, the Executive specifically agrees that the court should modify such provision in order to make it enforceable, and that a court should view each such provision as severable and enforce those severable provisions deemed reasonable by such court.
(j)Notice of Covenants and Subsequent Employment. The Executive shall provide any subsequent employer with written notice of the existence and terms of this Section 9 prior to commencing employment with any such subsequent employer. In addition, if so requested by the Company following the Executive’s termination of employment, the Executive shall provide notice to the Company of the name of any new employer and all positions held by the Executive with such employer. Any notice pursuant to this Section 9(j) shall not be required following the expiration of the Restricted Period.
(k)Preclearance of Subsequent Employment. The Executive may seek a preclearance from the Company with respect to whether his or her acceptance of any employment during the Restricted Period would constitute a violation of any of the terms of this Section 9 by providing the Company with a written notice (the “Preclearance Notice”) requesting such preclearance and describing his or her intent to accept employment with a new employer, which Preclearance Notice shall include the name of the prospective employer, the office, title and position the Executive intends to accept with such prospective employer, a description of the expected major responsibilities and duties that Executive expects to have with such prospective employer and a description of the business engaged or to be engaged in by the business unit or division of the prospective employer to which Executive would be assigned. Within thirty (30) days of its receipt of any Preclearance Notice, the Company shall provide

Exhibit 10.3
Executive with a written notice as to its good faith position as to whether the prospective employment the Executive intends to accept as described in the Preclearance Notice would or would not constitute a violation of any of the terms of this Section 9, and Executive shall be entitled to rely on the position so taken by the Company in determining whether to accept the new employment. If the Company fails to provide Executive with written notice of its position within such 30-day period, the Company shall be deemed to have taken the position that such prospective employment by the Executive would not constitute a violation of any of the terms of this Section 9. Any preclearance of new employment to the Executive provided or deemed provided by the Company pursuant to this Section 9(k) shall be limited to the employment activities as described in the Preclearance Notice and the Company shall remain free to assert its rights under this Section 9 for any activities of Executive that are not described in such Preclearance Notice.
(l)Protected Rights. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement or otherwise limits the Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), or any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company.  The Company may not retaliate against the Executive for any of these activities, and nothing in this Agreement or otherwise requires the Executive to waive any monetary award or other payment that the Executive might become entitled to from the SEC or any other Government Agency or self-regulatory organization. Pursuant to the Defend Trade Secrets Act of 2016, the parties hereto acknowledge and agree that the Executive shall not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition and without limiting the preceding sentence, if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and may use the trade secret information in the court proceeding, if the Executive (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.
10.Nonalienability. No right of or amount payable to the Executive under this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, hypothecation, encumbrance, charge, execution, attachment, levy or similar process or to setoff against any obligations or to assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall be void. However, this Section 10 shall not prohibit the Executive from designating one or more persons, on a form satisfactory to the Company, as beneficiary to receive amounts payable to him or her under this Agreement in the event that he or she should die before receiving them.
11.Successors and Assigns.
(a)The Company. As used in this Agreement, “Company” shall mean the Company as defined above and any successor or assignee to its business and/or assets as aforesaid which assumes the obligations of the Company as provided under this Agreement or which otherwise becomes bound by all of the terms and provisions of this Agreement by operation of law. The Company and the Executive agree that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to and shall be assumed by and be binding upon any successor to the

Exhibit 10.3
Company. If at any time during the Term the Executive is employed by an Affiliate of the Company, such indirect employment of the Executive by the Company shall not excuse the Company from performing its obligations under this Agreement as if the Executive were directly employed by the Company, and the Company agrees that it shall pay or shall cause such employer to pay any amounts owed to the Executive pursuant to Section 4, notwithstanding any such indirect employment relationship.
(b)The Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to him or her hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s beneficiary (in accordance with Section 10 herein) or, if there be no such beneficiary, to the Executive’s estate.
12.Waiver; Governing Law. The excuse or waiver of the performance of any obligation under this Agreement shall only be effective if evidenced by a written statement signed by a duly authorized representative of the Company. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions of any state.
13.Entire Agreement; Amendment.
(a)This Agreement contains all of the terms agreed upon between the Executive and the Company with respect to the subject matter hereof and, except as provided below, it supersedes all prior understandings and agreements between the Executive and the Company with respect to the matters contemplated in the Agreement. Without limiting the effect of the foregoing, the Executive agrees that this Agreement satisfies any rights he or she may have had under any prior understanding or agreement between the Executive and the Company with respect to the subject matters described therein. The Executive and the Company agree that no term, provision or condition of this Agreement shall be held to be altered, amended, changed or waived in any respect except as evidenced by written agreement of the Executive and the Company (except as otherwise provided under Section 22 herein). Notwithstanding the foregoing or anything to the contrary in the Agreement, neither this Agreement nor any provision hereof shall supersede or otherwise limit the Executive’s or the Company’s rights or obligations pursuant to the Covenants Agreement.
14.No Trust Fund; Unfunded Obligation. The obligation of the Company to make payments hereunder shall constitute an unsecured liability of the Company to the Executive. The Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and the Executive shall not have any interest in any particular assets of the Company by reason of its obligations hereunder. Nothing contained in this Agreement shall create or be construed as creating a trust of any kind or any other fiduciary relationship between or among the Company, the Executive, or any other person. To the extent that any person acquires a right to receive payment from the Company, such right shall be no greater than the right of an unsecured creditor of the Company.
15.Notices. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered, one business day after being sent for overnight delivery by a nationally recognized overnight courier or three

Exhibit 10.3
(3) business days after being mailed by United States registered mail, return-receipt requested, postage-prepaid, addressed as follows:
If to the Company:
Qorvo, Inc.
7628 Thorndike Road
Greensboro, North Carolina 27409-9421
Attention: Chief Executive Officer

If to the Executive, to his or her home address as then shown in the personnel records of the Company.
or such other address as either party have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
16.Jurisdiction, Legal Fees and Expenses. Any action to enforce any of the provisions of this Agreement shall be brought exclusively in a court of the State of Delaware or in a Federal court located within the State of Delaware, and by execution and delivery of this Agreement, the Executive and the Company irrevocably consent to the exclusive jurisdiction of those courts and the Executive hereby submits to personal jurisdiction in the State of Delaware (unless the Company elects to enforce its rights under Section 9(h) in a different jurisdiction). The Executive and the Company irrevocably waive any objection, including any objection based on lack of jurisdiction, improper venue or forum non conveniens, which either may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect to this Agreement or any transaction related hereto. The Executive and the Company acknowledge and agree that any service of legal process by mail in the manner provided for notices under this Agreement constitutes proper legal service of process under applicable law in any action or proceeding under or in respect to this Agreement. The Company and the Executive each agree to pay their own legal fees and related expenses (including the costs of experts, evidence and counsel) reasonably and in good faith incurred by them in a claim for relief in any action brought to obtain or enforce any right or benefit provided in this Agreement; provided, that the Executive shall be entitled to payment by the Company of, or reimbursement for, all such fees and expenses paid by the Executive in instituting or defending any action unless such action is deemed frivolous by the court. In addition, the Company and the Executive agree to pay interest on any money judgment or other award obtained by the other party as a result of any such claim, such interest being calculated at the rate of interest equal to the Prime Rate as published in the Wall Street Journal from time to time from the date that payments to such party should have been made (under this Agreement or as a result of resolution of such claim); provided, however, that no such interest shall be paid to the extent that interest already has been awarded to the prevailing party on such amounts. Any amounts required to be paid pursuant to this Section 16 shall be paid to the other party within sixty (60) days of the final resolution of such claim giving rise to such fees and expenses. The expenses eligible for reimbursement under this Section 16 in any calendar year shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided to the Executive in any other calendar year. The Executive’s rights under this Section 16 shall not be subject to liquidation or exchange for any other benefit.
17.Severability. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall not affect any other provision of this Agreement or part thereof, each of which shall remain in full force and effect.

Exhibit 10.3
18.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
19.Captions; Gender. The headings and captions contained in the Agreement are intended for convenience of reference only and have no substantive significance. References to the masculine gender shall include references to the feminine gender, and vice versa.
20.Compliance with Recoupment, Ownership and Other Policies or Agreements. As a condition to entering into this Agreement, the Executive agrees that he or she shall abide by all provisions of any equity retention policy, compensation recovery policy, stock ownership guidelines and/or other similar policies maintained by the Company (including but not limited to forfeiture and recoupment provisions contained in any equity award agreements), each as in effect from time to time and to the extent applicable to the Executive from time to time. In addition, the Executive shall be subject to such compensation recovery, recoupment, forfeiture or other similar provisions as may apply at any time to the Executive under applicable law.
21.Waiver and Release. The Executive acknowledges and agrees that the Company may at any time require, as a condition to receipt of benefits payable under this Agreement, including but not limited to the payment of benefits pursuant to Section 4 herein, that the Executive (or a representative of his or her estate) execute a waiver and release discharging the Company and its subsidiaries, and their respective Affiliates, and its and their officers, directors, managers, employees, agents and representatives and the heirs, predecessors, successors and assigns of all of the foregoing, from any and all claims, actions, causes of action or other liability, whether known or unknown, contingent or fixed, arising out of or in any way related to the benefits thereunder, including, without limitation, any claims under this Agreement or other related instruments, other than the Company’s obligation (if any) to pay the consideration as provided in this Agreement (the “Waiver and Release”). The Waiver and Release shall be substantially in the form set forth on Exhibit A hereto (which form shall be updated only as necessary to comply with applicable law), and shall be executed and irrevocable prior to the expiration of the time period provided for payment of such benefits (including those provided under Section 4 herein).
22.Code Section 409A Matters. The parties hereto intend that any payments made under this Agreement comply with, or are otherwise exempt from, Code Section 409A. The parties hereby agree that this Agreement shall at all times be construed in a manner to comply with (or be exempt from) Code Section 409A. Notwithstanding the amendment provisions of Section 13, the Company shall have unilateral authority to amend this Agreement if necessary to comply with, or be exempt from, Code Section 409A. If and to the extent required under Code Section 409A, references to “termination of employment” or similar phrases shall have the meaning given the term “separation from service” under Regulation Section 1.409A-1(h). The parties also agree that in no event shall any payment required to be made pursuant to this Agreement that is considered deferred compensation within the meaning of Code Section 409A (and is not otherwise exempt from the provisions thereof) be accelerated or delayed in violation of Code Section 409A. In addition, the parties agree that if the Executive is a “specified employee” within the meaning of Code Section 409A, then to the extent required under Code Section 409A to avoid accelerated taxation and tax penalties, any payments that are considered deferred compensation under Code Section 409A (and are not otherwise exempt from the provisions thereof) cannot be paid to the Executive until the lapse of six (6) months after his or her separation from service (or, if earlier, his or her death), and any such payments that would otherwise be paid within six (6) months after the Executive’s separation from service shall be paid in lump sum within ten (10) days after the lapse of such six (6) month period (or, if earlier, upon his or her death) and all other payments shall be

Exhibit 10.3
made as would ordinarily have been made under the provisions of this Agreement. In no event shall the Company exercise its right of set off in Section 8(a) in such a way that would cause a payment that is considered deferred compensation within the meaning of Code Section 409A to be accelerated or deferred in violation of Code Section 409A. If and to the extent applicable under Code Section 409A, each payment hereunder is intended to constitute a separate payment from each other payment for purposes of Regulation Section 1.409A-2(b)(2). In addition, if and to the extent applicable under Code Section 409A, if the period during which the Executive may execute the Waiver and Release begins in one calendar year and ends in the next calendar year, then the payments under this Agreement will not commence until the second calendar year and any such payments that are so delayed will instead be made in the first payroll period to occur after the date on which the Waiver and Release becomes effective and the start of the second calendar year (if applicable). Neither the Company, its Affiliates, nor their respective directors, officers, employees or advisors shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive or other taxpayer as a result of the Agreement.
[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

QORVO, INC.
By:
Printed Name:
Title:

EXECUTIVE
Printed Name:

[Signature Page to Change in Control Agreement]